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                                                          EXHIBIT 10.7



                            DATED 12TH DECEMBER 1996

                        (1) JUPITER PROGRAMMING CO;. LTD
                        (2) HOME SHOPPING NETWORK, INC.
                        (3) JUPITER SHOP CHANNEL CO;. LTD

                          ---------------------------

                             SHAREHOLDERS AGREEMENT

                                  Relating to
                         Jupiter Shop Channel Co;. Ltd

                          ---------------------------
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THIS AGREEMENT is made the 12th day of December 1996

BETWEEN

(1) JUPITER PROGRAMMING CO;. LTD a company incorporated in Japan whose principal place of business is at Tokyo Opera City Tower 35F, 20-2, 3-chome, Nishi-Shinjuku, Shinjuku-ku Tokyo 163-14 Japan ("JPC").

(2) HOME SHOPPING NETWORK INC., a company incorporated in the State of Delaware United States of America whose principal place of business is at 2501 118th Avenue North, St. Petersburg, Florida 33716, USA ("HSN").

(3) JUPITER SHOP CHANNEL CO;. LTD a company incorporated in Japan whose principal place of business is at Tokyo Opera City Tower 35F, 20-2, 3-Chome, Nishi-Shinjuku, Shinjuku-ku Tokyo 163-14 Japan ("the Company").

WHEREAS:

(A) JPC and HSN are from the date of this Agreement the owners of all the issued share capital of the Company.

(B) JPC and HSN propose that the Company will carry on the Business (as hereinafter defined).

(C) JPC and HSN are entering into this Agreement in order to record the basis of their relationship as shareholders in the Company and to establish the manner in which the business affairs of the Company will be conducted.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS

1.1 In this Agreement and the recitals hereto the following words and expressions shall save as otherwise specifically provided have the following meanings:

         "Applicable Law": with respect to a Party, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgement, decree or other requirement of any Governmental Authority applicable to such Party or its properties, business or assets;

         "Approved Public Company": a company or its subsidiary whose securities are either publicly traded on the Nasdaq National Market (USA), the New York Stock Exchange (NYSE), the American Stock Exchange (ASE), the Tokyo Stock Exchange (TSE), the Osaka Stock Exchange (OSE), Nagoya Stock Exchange (NSE) or the London Stock Exchange (LSE) (other than an electronic retailing company whose principal place of business is in the United States of America) and which is approved where necessary pursuant to Clause 8.1(b);

         "the Articles": the articles of incorporation of the Company prepared by JPC so as to make them as simple as possible and so as only to include minimum mandatory legal requirements in the agreed form as set out in Schedule I (Japanese and its English



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translation) or as they may be altered from time to time in accordance with this
Agreement;

"Associate": in relation to any Shareholder, another company in which the Shareholder owns at least ten per cent (10%) of the issued voting shares of that company;

"the Board": the board of Directors of the Company from time to time acting by quorate meeting or as otherwise empowered in this Agreement or in the Articles;

"the Business": the ownership management and operation of a television shopping business in the Territory of which the principal element will be a live shopping television channel;

"Business Plan": any total macro (annual or longer) business plan (other than the Initial Business Plan) in a form substantially similar to the Initial Business Plan prepared for the Company on an annual basis and reviewed prior to the period to which it relates and then approved by the Board on an annual basis;

"Capital Expenditure": the total amount of capital expenditure as set out in the Initial Business Plan or any Business Plan (as the case may be);

"Closing": as defined in the Subscription Agreement;

"Control": a person shall be taken to have control of a Shareholder if it exercises, or is able to exercise or is entitled to exercise or is entitled to acquire direct or indirect control over the Shareholder's affairs including if it possesses or is entitled to:

(1)      a majority of the share capital or voting rights of the Shareholder; or

(2) a majority of any distributions from the Shareholder or assets on a winding up of the Shareholder.

and "Controlled" shall be construed accordingly;

"Deed of Adherence": the deed substantially in the form of the draft set out in
Schedule III;

"Directors": the directors (full time and part time) appointed by the Shareholders for the time being of the Company;

"Encumbrance": any mortgage, charge, pledge, option, attachment, restriction, assignment, security interest, title retention, preferential right, equity or trust arrangement, lien, right of set-off, hypothecation, encumbrance or any security interest whatsoever howsoever created or arising, including any analogous security interest under local law (other than arising solely by the operation of law);

"Fair Value": in respect of each Share the same proportion of the fair market value of the Company as a whole on the date of service of the Transfer Notice (or deemed date thereof) as it bears to the whole of the issued ordinary share capital of the Company stated as a price per Share as certified by the Referees on the basis of a sale thereof as between a willing vendor and a willing purchaser on the assumption that the Shares will be purchased in one lot by a purchaser contracting on arm's length terms, who has no other interest in the Company and (if the Company is then continuing as a going



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concern) on the assumptions that all the Shares were ordinary shares of the same class and that the Company will continue in business as a going concern and having regard to any goodwill attaching to the Company, but without taking account (if that be the case) that the relevant Shares represent a minority, majority or controlling interest in the Company;

"Foreign Shareholder": HSN and any other non-Japanese Shareholder from time to time;

"Governmental Authority": any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self regulatory organisation, commission, tribunal, organisation or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing;

"HSN Directors": the Directors nominated by HSN;

"HSN Trademarks": those of the HSN registered trademarks licensed to the Company from tune to time by HSN;

"HSN Shares": those Shares beneficially owned by HSN including any held by a lawful nominee on behalf of HSN;

"Initial Business Plan": the five year business plan as agreed between the Shareholders and set out in Schedule II;

"in writing" or "written": includes any communication made by letter or facsimile;

"JPC Directors": the Directors nominated by JPC;

"Last Business Plan": the last Business Plan approved by the Board;

"Management Agreement": the management agreement to be entered into between the Company (1) and JPC (2) in the form agreed by the Shareholders as set out in
Schedule 1 of the Subscription Agreement;

"Operating Cash Flow": the total amount of operating cash flow as set out in the Initial Business Plan or any Business Plan (as the case may be);

"Operating Expenses": the items of expenditure as set out in Section 3 headed "Expenses" of the Initial Business Plan;

"Party" or "Parties": a party or the parties to this Agreement;

"person": any individual, firm, company or other incorporated or unincorporated body;

"Prescribed Price":

(a) in relation to a voluntary Transfer of Shares in respect of which a Transfer Notice shall have been served pursuant to Clause 10.6.1, the price per Share offered by the Proposed Transferee (as defined in Clause l0.6.1(a))



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(b)      in relation to a Transfer of Shares in respect of which a Transfer
         Notice shall be deemed to have been served pursuant to Clause 11, such price as the Shareholders may agree per Share, or in default of agreement within 30 days after the date on which the Transfer Notice is deemed to be served, following a reference by any of the Shareholders, such price per Shares as the Referees (acting as experts and not arbitrators and whose determination shall be final and binding on the Shareholders) shall determine to be:

         (i)      in the case of Clause 11.1(a) the Fair Value; and

         (ii) in the case of Clause 11.1(b) the Fair Value less a discount of 30%;

"President": the president from time to time of the Company nominated by JPC;

"Referees": One reputable outside firm of professional accountants knowledgeable about the Business appointed by the Company acting as experts and not as arbitrators who decision shall be final and binding;

"Representative Director": the Representative Director of the Company from time to time appointed by JPC;

"Services and Trademark Licence Agreement": the serices agreement to be entered into between the Company (1) and HSN (2) in the form agreed by the Shareholders as set out in Schedule II of the Subscription Agreement;

"Shareholder": a holder of a Share or Shares being JPC and/or HSN or any other Shareholder who may execute a Deed of Adherence;

"Shares": ordinary shares of the Company, as authorised by the Articles;

"Subscription Agreement": the subscription agreement dated 14th November 1996 and entered into between JPC and HSN;

"Subsidiary": in relation to any Shareholder, another company in which the Shareholder owns at least fifty per cent (50%) of the issued voting shares of that Company;

"Territory": the country of Japan and such other countries as the Board may from time to time unanimously determine;

"Transfer": any sale, assignment, transfer or grant of lease; and

"Yen" and "Y": the lawful currency of Japan;

1.2 References in this Agreement to Clauses, sub-Clauses, paragraphs and Schedules are references to those contained in this Agreement.

1.3 The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement include references to such Schedules.

1.4 Clause headings are for ease of reference only and shall not be taken into account in construing this Agreement.



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2.       PURPOSE OF THE COMPANY

         The primary object of the Company shall be to carry on the Business. The Business shall be conducted in the best interests of the Company and its Shareholders collectively on sound commercial principles so as to generate the maximum achievable value for the Shareholders.

3        SHARES IN THE COMPANY

         Pursuant to the terms of the Subscription Agreement, the capital of the Company is held at the date of this Agreement as follows:

                           Number of Shares       Percentage
                           ----------------       ----------
               JPC              9,100                  70%
               HSN              3,900                  30%
               Total           13,000                 100%


4.       FINANCE

4.1 The Shareholders agree that the funding requirements for the Company will be as determined by the Board from time to time in accordance with any Business Plan and the Shareholders shall provide funding in proportion to their prevailing shareholding ratios on terms and at times such funding is required as so determined by the Board.

4.2 Notwithstanding Clause 4.1, JPC and HSN agree that in so far as they may have the right to approve a Business Plan pursuant to Clause 8.1(a) neither of them will withhold their consent to the funding requirements in such Business Plan where they are for amounts (in aggregate or otherwise) up to and including those set out in the Initial Business Plan and JPC and HSN confirm that they are obligated to provide funding in proportion to their prevailing shareholding ratios for amounts (in aggregate or otherwise) up to and including those set out in the Initial Business Plan irrespective of when funding is required.

4.3 Without prejudice to the obligations of HSN under Clauses 4.1 and 4.2 at any time after HSN loses its right of approval pursuant to Clause
         8.4 HSN shall remain obligated to provide funding (in proportion to its prevailing shareholding ratio) for:

         (a) the Operating Cash Flow in any Business Plan which provides that the total amount of the Operating Expenses in such Business Plan has not increased by more than ten per cent (10%) over:

                  (i) the total amount of the Operating Expenses in the Initial Business Plan (or if greater the total amount of the Operating Expenses in the Last Business Plan for which HSN is obliged to provide its share of funding of Operating Cash Flow); and

                  (ii) after the expiration of the Initial Business Plan, the total amount of the Operating Expenses in the Last Business Plan for which HSN is obliged to provide its share of funding of Operating Cash Flow; and



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         (b)      the total amount of the Capital Expenditure in the Initial
                  Business Plan (or if greater the total amount of the Capital Expenditure for which HSN is obliged to provide its share of funding in the Last Business Plan) and after the expiration of the Initial Business Plan the Capital Expenditure for the particular year for which HSN is obliged to provide its share of funding in the Last Business Plan.

4.4 In the event that the increase in the total amount of the Operating Expenses pursuant to Clause 4.3 is more than ten per cent (10%), HSN shall remain obligated to provide funding (in proportion to its prevailing shareholding ratio) for:

         (a) the Operating Cash Flow but adjusted for the difference between the total amount of the Operating Expenses in the Business Plan for the particular year and the total amount of the Operating Expenses in the Initial Business Plan (or if greater the total amount of the Operating Expenses in the Last Business Plan for which HSN is obliged to provide its share of funding of Operating Cash Flow) or (after the expiration of the Initial Business Plan ) in the Last Business Plan increased by ten per cent (10% (which based on the shareholding ratios at the date of this Agreement can as an example be expressed by way of the formula: "HSN funding = 30% [0CFact - (OEact - OE110) + CAPEXlbp"); and

         (b) the total amount of the Capital Expenditure in the Initial Business Plan (or if greater the total amount of the Capital Expenditure in the Last Business Plan) and after the expiration of the Initial Business Plan the Capital Expenditure for the particular year for which HSN is obliged to provide its share of funding in the Last Business Plan;

         but for additional funding above and beyond the funding that HSN is obliged to provide as set out above HSN may elect whether to participate or not.

4.5 Notwithstanding Clause 12 in the event HSN so elects not to participate in the additional funding pursuant to Clause 4.4, the relevant Business Plan shall remain in full force and effect (and HSN shall continue to have no right of approval) and the Board and management of the Company shall have the right to decide in their sole discretion how best to fund such shortfall and whether this should be through internal working capital or external finance and should the Board decide to fund either by:

         (a) requesting additional capital from the other existing Shareholder(s) (other than HSN), then such Shareholders shall receive Shares proportionate to the additional capital it or they contribute (and HSN's equity percentage will be diluted accordingly); or

         (b) introducing new capital from one or more new Shareholders, then solely in such circumstances HSN will have no right of approval in respect of such new Shareholders pursuant to Clause 8.1(b) and Clause 10.6.1(a) shall not apply.

5.       THE BOARD, AUDITORS AND MANAGEMENT

5.1 Subject to Clause 5.2 the Board shall initially comprise six (6) Directors. On the date of this Agreement JPC shall have the right to nominate four (4) Directors and HSN shall have the right to nominate two (2) Directors (subject to Clause 5.8) and to remove and replace any such appointees and, to the extent that Japanese law and regulations permit, such Directors appointed by JPC and HSN need not be



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         Japanese nationals or resident in Japan. Such rights shall be exercisable at a Shareholders Meeting and the Shareholders shall be required to vote in favour of resolutions proposed by JPC or HSN appointing or removing directors nominated by JPC and HSN respectively so that such persons may be properly appointed or removed. Any appointee so removed shall automatically cease to hold the office and status to which he or she had been appointed.

5.2 The Company shall (where necessary) have three (3) statutory auditors of which one (1) shall be full time and the other two (2) part time and JPC shall have the right to appoint all of them.

5.3 The Board shall act by majority vote only. JPC and HSN shall use their reasonable endeavours to procure that a quorum is present at any meeting of the Board. The quorum necessary for the transaction of the business of the Board shall consist of four (4) Directors of which at least three (3) must be JPC Directors. The business to be conducted shall be limited to that referred to in the agenda accompanying the notice of meeting unless it is in the proper commercial interests of the Company for any new business to be considered. In the event that a quorum is not present on a first call of a Board Meeting as prescribed in Clause 5.5(b), the Board Meeting shall be reconvened on the day being three weeks thereafter (which may be shortened by the written consent of all JPC and HSN Directors) and any matter on the agenda can be decided by those Directors attending and Clause 8.1 shall be construed accordingly. Notice of any such reconvened meeting shall be given to all Directors not in attendance at the original inquorate meeting.

5.4 One JPC Director shall be the President and the Representative Director and shall be responsible for conducting delegating and managing the day to day business and affairs of the Company subject to the provisions of this Agreement and the Articles and to those other matters which are otherwise required to be decided by the Board or general meeting of the Company.

5.5 Save as otherwise provided in this Agreement, the Company (so far as it is legally able) shall and JPC and HSN shall exercise their respective powers and rights in relation to the Company so as to ensure that the Company shall:

         (a) convene and hold a formal meeting of the Board at least once in every period of three months;

         (b) procure that not less than two weeks' prior written notice of any meeting of the Board shall be given to the Directors, that every such notice shall be accompanied by a written agenda (in Japanese and English) specifying the business of such meeting (provided, however, that such fourteen day period may be shortened with the consent of all JPC and HSN Directors);

         (c) provide each Director with a management report and quarterly financials (in Japanese and English) at least seven days prior to every meeting of the Board;

         (d) carry on and conduct the Business and its affairs on a commercial basis, in a proper, lawful and efficient manner and for its own benefit and in accordance with and within the parameters prescribed by Clause 2;

         (e)      transact all its business on arm's length terms;



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         (f)      ensure that all the Business and affairs of the Company are undertaken and transacted by the Company in accordance with this Agreement;

         (g) at all times observe and duly perform its obligations under the Articles and this Agreement.

5.6 A synopsis of each Board meeting shall be prepared in both Japanese and English by the Company which shall distribute them to JPC and HSN.

5.7 Immediately preceding formal meetings of the Board, there will be informal discussions in English between those JPC Directors and HSN Directors attending the relevant Board Meeting on all the matters which are the subject of such Board Meeting and all Directors attending such Board Meeting shall participate. All Board Meetings shall be conducted in the English language.

5.8 For whatever reason other than pursuant to Clause 10.4 but without prejudice to the obligations of the Shareholders in this Agreement, each time a Shareholder's equity interest declines by at least fifteen per cent (15%) of the total number of the Shares it shall procure the resignation from the Board of one Director (per fifteen percent (15%) of the Shares) it has nominated to the Board or where it does not own at least fifteen percent (15%) of the total number of the Shares then it shall not be entitled to nominate any Directors and shall procure the resignation from the Board of all Directors it has nominated to the Board. Such Shareholder shall procure that, in his or her resignation, such Director shall deliver to the Company a letter acknowledging that he or she has no claim outstanding for director's fees or compensation for wrongful dismissal or unfair dismissal or entitlement to any payment for redundancy or in respect of any other moneys or benefits due to him or her from the Company arising out of such resignation other than those arising or accrued due prior to the effective date of such resignation. If the Company pays any amount to a Director resulting from a claim by such Director in connection with the resignation of such Director then the Shareholder who nominated such Director shall reimburse such amount to the Company.

5.9 JPC shall have the right to nominate the Chief Operating Officer, the Chief Financial Officer and any other executive officers and staff of the Company.

6.       AGREEMENT TO PERFORM

6.1 Each Shareholder undertakes with the other or others generally to use its reasonable endeavours to promote (and not do anything detrimental to) the Business and the Company in accordance with Clause 2.

6.2 Each Shareholder shall at all times exercise its respective powers and votes as a shareholder of the Company to ensure that (to the extent that the same is within such powers and voting rights) the Company will comply with all of its obligations under this Agreement and the Articles.

7.       INFORMATION

7.1 Each Shareholder shall exercise its rights and powers so far as it is able to procure that the Company shall:



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         (a)      at all times keep true, accurate and up to date books and
                  records of all the affairs of the Company;

         (b) subject to Clause 9, at all times make available to each other and their duly authorised representatives full and complete access (including copying facilities) to the books, records, accounts, documents, data, information and premises of the Company.

7.2 Without prejudice to Clause 7.1 the Company shall at its own cost prepare and send to JPC and HSN and each Director:

         (a) within four (4) weeks from the end of each calendar month unaudited financial statements of the Company for that month and cumulative financial statements for the current accounting period up to and including the end of each six calendar month period all in a form agreed by the Board but prepared in accordance with Japanese GAAP (generally accepted accounting principles); and

         (b) within ninety (90) days from the end of each financial year audited accounts of the Company prepared in accordance with Japanese GAAP and certified by the auditors of the Company.

7.3 HSN may at its own cost (reimbursing the Company where necessary) have periodic partial or full audited accounts for the Company prepared for its own use in accordance with US GAAP so long as it notifies the Company of its intention to do so and ensures that HSN and its auditors and representatives at all times cooperate with the Company and the Company's auditors and that HSN and its employees, representatives and auditors do not materially interfere with or interrupt the Company's business and operations.

8.       IMPORTANT MATTERS

8.1 For so long as any Shareholder owns directly or indirectly fifteen per cent (15%) or more of the total number of the Shares a decision relating to any of the following matters shall require the unanimous approval (which is not to be unreasonably withheld) of such Shareholder's Directors at the relevant Board meeting (and when necessary the unanimous approval (which is not to be unreasonably withheld) of such Shareholders at a Shareholders meeting) and the Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company and the Directors so as to procure (insofar as they are able by the exercise of such rights) that the Company shall not without such approval:

         (a) approve any Business Plan for the Company or implement any material amendment to or material departure from the same save that no approval shall be necessary where any amendment, variation or departure does not exceed in any one year an aggregate amount equal to ten per cent (10%) of the amounts of the Operating Expenses for the particular year as set out in the Initial Business Plan for the period of five (5) years from the date of this Agreement and thereafter five per cent (5%) of the amounts of the Operating Expenses of the Company for that particular year;

         (b) approve any third party who is to become a Shareholder (either by acquiring, issued or granted an option to acquire Shares) other than either an



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                  Associate of JPC, a Subsidiary of JPC or (subject to JPC
                  retaining fifty one per cent (51%) of the Shares) any broadcaster or services/systems provider;

         (c) make any material change to the Articles (other than a change relating to the share capital of the Company and related Shares resulting from the implementation of the Initial Business Plan and any Business Plan);

         (d) other than in the ordinary course of business enter into any contract with a Shareholder or Director which is not on arms length and bona fide terms and which is for an annual amount in excess of ten million yen;

         (e) enter into any sub-license or contract with a third party for the use of the HSN Trademarks;

         (f)      make any material change in the nature of the Business;

         (g) other than in the ordinary course of business merge or amalgamate with any third party or transfer the whole or any material part of the undertaking, property and/or assets of the Company (or any interest therein).

         (h) other than in the ordinary course of business create, acquire or dispose of any subsidiary or otherwise acquire or dispose of any shares, securities or other interest in any company or business or permit any subsidiary to issue or allot any share or security or grant or create any option or right to acquire any share or security except to the Company;

         (i) take or permit the taking of any step to have the Company voluntarily wound up or voluntarily to take advantage of any provisions of winding up legislation or similar legislation;

         (j) other than for the protection of the Company institute any material litigation, arbitration or tribunal proceedings against any person (other than HSN for whom no approval shall be necessary).

8.2 Where appropriate, if the Directors shall not have approved any Business Plan for the Company before the commencement of the period to which it is to relate, the Shareholders shall procure that the Company shall continue to carry on the business on the basis of the Last Business Plan of the Company but with the amounts of the Operating Expenses as set out in the Initial Business Plan for the year in question and thereafter from the Last Business Plan increased by five per cent (5%) until the matter is resolved pursuant to Clauses 8.3 and 8.4.

8.3 In the event that the relevant Directors or Shareholders (as the case may be) do not approve any of the matters as required in Clause 8.1 then they will use all reasonable endeavours to reach agreement. If no agreement is reached within ten (10) business days from the date the matter is put to the Board or the Shareholders (as the case may be) for approval then the President of each Shareholder (or an authorised representative designated by such President) will use all reasonable endeavours to try and reach agreement.

8.4 Where the matter requiring agreement is pursuant to Clause 8.1(a) then if no agreement can be reached within a further fifteen (15) business days after the expiry of the ten (10) business days referred to in Clause 8.3 JPC shall forthwith be entitled



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         (which HSN and any other Shareholder hereby acknowledges) to treat the failure to reach agreement as the deemed confirmation by HSN and the other Shareholder(s) whose President or representative does not agree with JPC's President or representative that HSN and such other Shareholders (and its/their Directors) will upon the expiry of such fifteen (15) business day period no longer have a right of approval under Clause 8.1 in respect of those matters requiring approval pursuant to Clause 8.1(a) for the remaining term of this Agreement and this Agreement shall be construed accordingly.

8.5 Where the matter requiring agreement is pursuant to Clause 8.1(i) then if no agreement can be reached within a further fifteen (15) business days after the expiry of the ten (10) business days referred to in Clause 8.3 the Shareholder who does not agree that the Company should be wound up ("the Acquiring Shareholder") shall be entitled (by written notice within ten (10) business days after the expiry of such fiurther fifteen (15) business day period) in its entire discretion to treat the occurrence of the failure to reach agreement as the deemed service by the other Shareholder(s) of a Transfer Notice pursuant to Clause 10.6 the provisions of which shall accordingly apply mutatis mutandis save that:

         (i)      there shall be no right to withdraw the Transfer Notice;

         (ii) the Prescribed Price shall be determined in accordance with paragraph (b)(i) of the definition of "Prescribed Price" in Clause 1.1; and

         (iii) the provisions of Clause 10.6 shall be construed on the basis that there is no proposed third party purchaser of the Shares other than the Acquiring Shareholder,

         and if the Acquiring Shareholder is HSN and it does not serve notice as aforesaid then it shall forthwith no longer have a right of approval under Clause 8.1 in respect of those matters requiring approval pursuant to Clause 8.1 (i) for the remaining term of this Agreement and this Agreement shall be construed accordingly.

9.       CONFIDENTIALITY

9.1 Each Shareholder shall at all times keep secret and confidential and shall not use (and shall procure that its Subsidiaries, officers employees and agents shall keep secret and confidential and shall not use) any information which it may have or acquire in relation to the customers, business, finances, assets or affairs of the Company or in relation to each other and their Subsidiaries or which, in consequence of the negotiation or operation of, or the exercise of rights under, this Agreement it may have or acquire in relation to the customers, business or affairs of each other or their Subsidiaries, save for any information:

         (a) which is publicly available or becomes publicly available through no act of that Shareholder;

         (b) which is disclosed to that Shareholder by a third party which did not acquire the information under an obligation of confidentiality;

         (c) which is independently acquired by that Shareholder as the result of work carried out by an employee to whom no disclosure of such information had been made;

         (d) which (after full consultation with the other Shareholder) is required to be disclosed by any law (including any order of a court of competent jurisdiction) or the rules of any stock exchange or governmental, revenue or other regulatory authority, whether or not having the force of law; or

         (e) which any Shareholder feels necessary to disclose in relation to the development of the Business provided that such Shareholder shall first obtain consent from the Board for the proposed disclosure.

9.2 The provisions of this Clause shall survive for a period of five (5) years after termination of this Agreement.

10.      TRANSFER OF SHARES

10.1 The Shareholders agree and undertake with each other that they shall procure that a Transfer or purported Transfer of Shares may only be made or registered in accordance with this Agreement and the Articles.

10.2 The Shareholders shall procure that the Company does not and the Company shall refuse to register any Transfer of any Share other than a Transfer permitted by or made in accordance with the provisions of this Agreement.

10.3 The Shareholders agree and undertake that no Transfer of any Shares may be made or registered prior to _______ (save pursuant to Clauses 10.4, 10.9 and 11).

10.4 JPC may at any time transfer or sell all of its Shares to a Subsidiary of JPC or some of its Shares to an Associate of JPC or (subject to approval pursuant to Clause 8.1(b) where JPC is not retaining fifty one
         (51) or more percent of the Shares) to any broadcaster or services/systems provider in whatever multiples and on whatever terms it desires.

10.5 If any Shareholder proposes to Transfer any Shares to any person ("the Transferee") then it shall be a condition precedent to the effectiveness of such Transfer and the registration thereof that the parties to this Agreement, the Transferee and (if required by the Board) a guarantor acceptable to it of the Transferee's obligations hereunder shall execute a Deed of Adherence in the form set out in
         Schedule II and deliver a legal opinion in a form, and from legal counsel, acceptable to the other Shareholders concerning the issues warranted and represented by them in Clauses 2 and 3 of the Deed of Adherence.

10.6 Save pursuant to Clauses 10.4, 10.9 and 11, any Shareholder must comply with this Clause 10.6 before selling or transferring its Shares:

10.6.1 Any Shareholder who wishes to sell or transfer its Shares (a "Vendor") after _______ shall give notice in writing to the Company and the other Shareholders of such wish (a "Transfer Notice") identifying:

         (a) the party to whom it proposes to sell all (but not some only of) its Shares which person must be an Approved Public Company if it is not a Shareholder pursuant to the provisions of this Clause 10 (the "Proposed Transferee");

         (b) the name of the Proposed Transferee's ultimate parent company and controlling shareholder(s), if any;

         (c)      the Prescribed Price and other terms of the proposed sale.

                  The Transfer Notice shall not be effective if it does not contain such information (unless it is a deemed Transfer Notice pursuant to Clause 11). The Transfer Notice shall constitute the Company as the Vendor's agent for the sale of all, but not some only, of the Shares held by the Vendor (and in the case of a Foreign Shareholder those shares (if any) also registered in the name of a third party nominated by the Foreign Shareholder pursuant to Clause 10.8 ("the Sale Shares") to the other Shareholder(s) or any person procured or nominated by the other Shareholder(s) (as it may in its absolute discretion determine) at the Prescribed Price. The Transfer Notice shall be accompanied by the Vendor's share certificates and a duly executed transfer in blank in respect thereof and (save as hereinafter provided) may not be withdrawn.

10.6.2 In any case where there is a Transfer Notice (whether deemed or not) and the determination of the Prescribed Price has been referred to the Referees, the Company shall as soon as it receives the Referees' certificate serve a certified copy thereof on the Shareholders. The fees and expenses of the Referees shall be borne as to one half by the Vendor and as to the other half by the purchasers (if any) of the Sale Shares.

10.6.3 Within ten (10) business days of receipt of the Transfer Notice by the Company or, where a Referees' certificate is required, within ten (10) business days of receipt by the Company of the Referees' certificate, the Company shall give notice in writing to the other Shareholder(s) specifying the number of Sale Shares and the Prescribed Price therefore and offering the Sale Shares for sale to the other Shareholder(s) at the Prescribed Price. Such notice shall be accompanied by a copy of the Transfer Notice and, if applicable, the Referees' certificate and shall require each other Shareholder to state in writing within thirty (30) days of the date of the notice:

         (a) that it is willing to purchase a stated amount of the Sale Shares at the Prescribed Price; or

         (b) (except in the case of a deemed Transfer Notice pursuant to Clause 11) that it consents to the sale of all of Sale Shares within ten (10) days thereof to the Proposed Transferee at the Prescribed Price.

         In the event that no notice is received within the said period of thirty (30) days or (except in the case of a deemed Transfer Notice pursuant to Clause 11) notice(s) have been given pursuant to Clause 10.6.3(a) but not collectively in respect of all the Sale Shares then such other Shareholder(s) shall be deemed to have served a notice pursuant to Clause 10.6.3(b) at the end of such thirty (30) day period.

10.6.4 In the event that a notice is served pursuant to Clause 10.6.3(a) in respect of all of the Sale Shares the Company shall, by notice, allocate the Sale Shares to (or amongst) the other Shareholder(s) or its (their) nominees in accordance with its willingness as stated in the notice given pursuant to that clause and (if more than one) pro rata to the number of Shares for the time being held by it (but so that no such other Shareholder shall be obliged to purchase more than the Sale Shares so notified by it) as aforesaid). Such Shareholder(s) as aforesaid shall within fifteen (15) days thereafter complete the purchase from the Vendor of the Sale Shares so allocated to them at the Prescribed Price. The Vendor shall be bound to transfer the Sale Shares comprised in the notice to the other Shareholder(s) or its (their) nominees at the Prescribed Price, and if it makes default in so doing the Company may receive the purchase money and the relevant Directors appointed to the Board by the other Shareholder(s) may authorise some person to execute a transfer of the Sale Shares in accordance with the aforesaid allocation in favour of the other Shareholder(s) or its (their) nominees as aforesaid ("the Shareholder Purchaser") and the Company shall hold the purchase money in trust for the Vendor. The receipt by the Company of the purchase money shall be a good discharge to the Shareholder Purchaser and after its name has been entered in the Company's Register of Members in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person. If such purchase is not completed (for any reason other than the Vendor's default) within such period of fifteen (15) days, then the certificates and duly completed transfer in respect of the Sale Shares shall be returned to the Vendor and consent shall be deemed to have been given pursuant to Clause 10.6.3(b) and the provisions of Clause
         10.6.3 shall apply.

10.6.5 In the event that a notice is given or deemed to be given by the other Shareholders pursuant to Clause 10.6.3(b) the Vendor shall be at liberty to sell all of the Sale Shares at any time within fifteen (15) days after the date of such notice (or, if no actual notice is given pursuant to Clause 10.6.3, the expiry of the period of thirty (30) days provided for under Clause 10.6.3) to the Proposed Transferee at the Prescribed Price and otherwise upon no more favourable terms than those offered to the other Shareholder(s) and as stated in the Transfer Notice PROVIDED THAT: -

         (a) if prior to completion of the said sale an event has occurred in relation to the Proposed Transferee which, if the Proposed Transferee had been a member of the Company at the date of the Transfer Notice, would have meant that a deemed Transfer Notice arose under Clause 11 then the identity of the Proposed Transferee shall need to be reapproved and failing such re-approval the Transfer Notice shall be deemed to have been withdrawn by the Vendor and such sale shall not take place. At completion of any such sale the Proposed Transferee shall deliver to the other Shareholder an undertaking that no such event has occurred; and

         (b) if any Shareholder (other than JPC) has with its notice Pursuant to Clause 10.6.3(b) stated that it wishes the Proposed Transferee to also purchase all (but not part only) of its Shares at the Prescribed Price then the Vendor shall procure that the Proposed Transferee shall also purchase such Shares at the Prescribed Price in the event that the Vendor does actually sell its Shares to the Proposed Transferee.

10.6.6 The Board shall refuse to register any Transfer of any Share other than a Transfer permitted by or under and made in accordance with the preceding provisions of Clause 8.5, 10, or Clause 11, which Transfer the Board shall register.

10.6.7 All Shares Transferred pursuant to Clauses 8.5 and 10.6 shall be transferred as beneficial owner and free from all Encumbrances together with all rights, benefits and advantages attached thereto as at the date of the Transfer Notice or deemed Transfer Notice except the right to any dividend declared but not paid prior to the date of the relevant Transfer Notice.

10.6.8 Immediately upon completion of the Transfer of any Shares by any Shareholder pursuant to the provisions of Clauses 8.5 and 10.6 the Vendor shall procure the resignation of any Director appointed to the Board by the Vendor without any claim or compensation for loss of office of any kind whatsoever.

10.6.9 The Shareholders shall together procure that at all times during the continuation of this Agreement the Board acts in accordance with the provisions of Clause 10.

10.7 The Shareholders shall procure that the Company maintains an executed copy of this Agreement on file and that the Company shall not transfer any certificates representing Shares or issue any certificates in lieu thereof unless all the conditions therein have been complied with and a purported transfer not in accordance with the terms hereof shall be null and void.

10.8 Notwithstanding that a Foreign Shareholder may at any time be prevented from increasing its shareholding in the Company by reason of any Applicable Law, decree, regulation, law directive or other requirement of the Japanese Governmental Authorities any Shareholder proposing to transfer any Shares shall nevertheless be obliged to serve a Transfer Notice on the Foreign Shareholder and the Foreign Shareholder shall (notwithstanding any other provision of this Agreement or the Articles) be entitled within thirty (30) business days of the notice served by the Company pursuant to Clause 10.6.3 to nominate in writing any third party approved by the other Shareholder(s) (such approval not to be unreasonably withheld or delayed) to acquire the relevant Shares which would otherwise have been offered to the Foreign Shareholder (provided that such acquisition by such third party does not itself infringe any Applicable Law, decree, regulation, law directive or other requirement of the Japanese authorities and such third party executes a Deed of Adherence) and such third party for all purposes shall be the transferee of such Shares on completion of the above procedures.

10.9 HSN may transfer all (but not part) of its Shares to a wholly owned subsidiary of HSN subject to obtaining the approval of JPC (such approval not to be unreasonably withheld) and to HSN guaranteeing the obligations of that subsidiary on terms satisfactory to JPC.

11.      DEEMED TRANSFER OF SHARES

11.1     If any Shareholder ("the Defaulter");

         (a) goes into receivership, liquidation or administration or passes a resolution putting it into voluntary liquidation (other than for the purposes of amalgamation or reconstruction) or some analogous procedure; or

         (b) shall commit a material breach of any provision of this Agreement to which it is a party or the Articles and shall have failed to remedy such breach, if capable of remedy, within sixty (60) days after the date of a notice from any other Shareholder specifying the nature of the breach and requiring it to be remedied; or

         (c) shall become Controlled by another person or persons acting in concert (other than by such person or persons who are shareholders (or who are shortly to become shareholders pursuant to an offer made prior to the date hereof) in the relevant Shareholder at the date of this Agreement);

                  then in any such event (without prejudicing or in any way limiting their other rights) the other Shareholder(s) ("the Non-Defaulter(s)") shall be entitled (by notice) in its entire discretion to treat the occurrence of any such event as the deemed service by the Defaulter of a Transfer Notice pursuant to Clause 10.6 the provisions of which shall accordingly apply mutatis mutandis save that;

                  (i)      there shall be no right to withdraw the Transfer
                           Notice; and

                  (ii)     the Prescribed Price shall:

                           (1) in the events referred to in Clause 11.1(a) and (c) be determined in accordance with paragraph (b)(i) of the definition of "Prescribed Price" in Clause 1.1; and

                           (2) in the events referred to in Clause 11.1(b) be determined in accordance with paragraph
                                    (b)(ii) of the definition of "Prescribed
                                    Price" in Clause 1.1.

         To be effective, such notice shall be given to the Defaulter within thirty (30) days of the Non-Defaulter (or the last of them if more than one) becoming aware of the occurrence of such event.

11.2 The provisions of Clauses 10.6.7 and 10.6.8 shall apply to any Transfer pursuant to the provisions of this Clause.

11.3 Any notice given by the Non-Defaulter(s) pursuant to Clause 11.1 shall have the effect that (notwithstanding any provision of the Articles) until further notice from the Non-Defaulter(s):

         (a) any transfer by a Defaulter of its Shares ("the relevant Shares") (other than to or at the direction of the Non-Defaulter(s)) shall be void;

         (b) no voting rights shall be exercisable by the Defaulter in respect of its Shares;

         (c) no further Shares shall be issued or need be offered to the Defaulter;

         (d) except in a liquidation, no interest, dividend or other payment shall be made of any sums due from the Company on the Defaulter's Shares (whether in respect of capital or otherwise) to the Defaulter;

         (e) all the Defaulter's rights under this Agreement shall be suspended; and

         (f) the Defaulter or its nominee (as appropriate) shall not be required to be present to make a quorum for general meetings of the Company or meetings of the Board.

         The Non-Defaulter(s) may by notice remove or relax such restriction in whole or in any particular case at any time.

12.      NEW SHARES

         If the Company at any time issues new Shares, the Shareholders shall (subject to Clause 4.5) subscribe for such new shares in proportion to their respective shareholding ratios in the Company at that time. No new shares may be issued to any third party without the approval of the Board.

13.      TERINATION

         This Agreement shall continue in full force and effect from the date thereof until:

(a)      all the Shareholders agree in writing to its termination; or

(b)      all of the Shares become beneficially owned by one Shareholder; or

(c) the Company goes into liquidation whether voluntary or compulsory (other than for the purpose of an amalgamation or reconstruction approved by all the Shareholders) or is wound up;

         whereupon this Agreement (with the exception of Clauses 9, 16 and 29) shall automatically terminate with neither Party having a claim against the other save for any breach by a Party prior to the date of termination.

14.      REPRESENTATIONS AND WARRANTIES

14.1 Each of the Parties hereto represents warrants and undertakes to each other that:

         (a) it is a company duly incorporated and validly existing in all respects under the laws of the jurisdiction or its incorporation with full power and authority to own its assets and to carry on its business as it is now being conducted and no action has been taken or threatened (whether by it or any third party) for or with a view to its or their liquidation, receivership or analogous process;

         (b) so far as it is aware having made reasonable enquiry no litigation or administrative or arbitration proceedings before or of any court, judicial, administrative or governmental authority, arbitrator(s) or other body is taking place, pending or threatened against it or against any or their respective assets which might have a material adverse effect on its business, assets, condition or operations taken as a whole, or might adversely affect its ability duly and punctually to perform and observe all its obligations hereunder.

15.      REGULATORY

15.1 In connection with the Company, JPC shall be primarily responsible for dealing with all Japanese Governmental Authorities and regulatory issues and seeking to obtain all necessary Japanese approvals which may at any time be required for the Company (but not HSN) for whatever purpose, with HSN providing such support and assistance as may be necessary.

15.2 In so far as HSN may itself require any Japanese Governmental Authority approvals for investing in the Company then JPC will use reasonable endeavours to assist HSN subject to HSN paying JPC for all costs it may incur in providing such assistance.

16.      COMPETITION

16.1 The Shareholders agree that the Company will be the sole vehicle through which all Business opportunities are conducted in the Territory and that they will not invest manage or otherwise participate in any Business opportunity which may compete with the Business without first offering such opportunity to so invest manage or otherwise participate to the Company and if the Company (by way of a simple majority Board decision) should decline only then will the particular Shareholder be free to invest manage or otherwise participate in such Business.

16.2 It is the intention of the Parties where and when practical and appropriate to discuss and offer new Business opportunities in Asia to the Company.

16.3 The provisions of this Clause 16 shall continue to apply to any Shareholder for a period of one year from the date it ceases to be a Shareholder.

17.      MANAGEMENT/SERVICES AGREEMENT

         The Parties agree that:

         (i) JPC will support the management of the Company by providing the services pursuant to the terms of the Management Agreement; and

         (ii) HSN will provide services to the Company pursuant to the terms of the Services and Trademark Licence Agreement.

18.      NO ASSIGNMENT

         No Party may assign its rights under this Agreement.

19.      WAIVERS, REMEDIES CUMULATIVE, AMENDMENTS, ETC.

19.1 No failure or delay by any of the parties hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by any of the parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

19.2 The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

19.3 No provision of this Agreement may be amended, modified, waived, discharged or terminated, otherwise than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the parties not in breach.

20.      INVALIDITY

         Should any provision of this Agreement be or become ineffective for reasons beyond the control of the parties, the parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective provision.

21.      COSTS

         Each of the parties hereto shall pay its own costs, charges and expenses connected with the preparation and implementation of this Agreement and the transactions contemplated by it.

22.      CONFLICT WITH ARTICLES ETC.

         To the extent permitted by Applicable Law, in the event of any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement shall at all times prevail and the Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles as may be necessary to eradicate such conflict or any conflict between this Agreement and the Articles.

23.      NOTICES

         Any notice or other communication given or made under this Agreement shall be in writing in English and, without prejudice to the validity of any other method of service, may be delivered via facsimile or personally or by courier addressed as follows:

         (a)      If to JPC:
                  Jupiter Programming Co., Ltd
                  Tokyo Opera City Tower 35F
                  20-2, 3-chome
                  Nishi-Shinjuku
                  Shinjuku-ku
                  Tokyo 163-14
                  Japan
                  Attention: President
                  Fax: 81-3-5353-7040

         (b)      If to HSN:
                  2501 118th Avenue North, St. Petersburg
                  Florida 33716
                  U.S.A.
                  Attention: President
                  Fax: 813-573-0866

         or to such other address or facsimile number as the relevant addressee may hereafter by notice hereunder substitute.

24.      ENGLISH LANGUAGE

         Where this or any other English language agreement between the parties or referred to herein is translated into Japanese for the convenience of the parties or some of them the English language version hereof/thereof shall for all purposes be deemed to be the definitive and binding version thereof. Conversely where the Articles are translated into English for such convenience, the Japanese language version shall for all purposes be deemed to be the definitive and binding version thereof.

25.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Japan. As required by the Applicable Law of Japan, this Agreement will be filed with the Japanese Fair Trade Commission.

26.      DISPUTES

26.1 Other than as provided in Clauses 8.3, 8.4 and 8.5, in the event of a disagreement among the Parties, including a disagreement regarding this Agreement, or any breach thereof, each Party will use its best efforts to resolve such disagreement amicably and where applicable the Party in breach shall promptly take all reasonable steps to remedy such breach. If, at the end of 15 days from the occurrence of such disagreement or breach, no resolution has been reached the President of each Party or an authorised person designated by the President of each party will meet to resolve the matter. If they, too, are unable to reach a mutually agreeable resolution within 30 days of the matter being referred to them, the matter will be arbitrated in accordance with Clause 26.2

26.2 Any and all disputes with respect to which such authorised persons failed to reach a mutually agreeable resolution pursuant to Clause 26.1 shall be finally settled by arbitration conducted in London under UNCITRAL Arbitration Rules by three (3) arbitrators (none of whom shall be Japanese or US citizens) in the English language. The award shall be final and binding upon the Parties.

27.      ENTIRE AGREEMENT

         This Agreement (including the Articles which are incorporated herein by reference) and the Subscription Agreement replaces, supersedes and cancels all other previous and contemporaneous arrangements, understandings, representations or agreements between the Parties either oral or written with respect to the subject matter of this Agreement and the Subscription Agreement and expresses and constitutes the entire agreement between the Parties with reference to the terms and conditions of the constitution and operation of the management of the Business and affairs of the Company.

28.      NO PARTNERSEHIP/AGENCY

         Nothing herein contained shall be construed or deemed to constitute a partnership or joint venture between the Parties and save as expressly herein provided no Party shall hold itself out as the agent of the other.

29.      SURVIVAL OF PROVISIONS

         The expiry or earlier termination of this Agreement shall not operate to terminate any provisions which are expressed to continue in force thereafter.

30.      EXECUTION

         This Agreement may be executed in counterparts (which may be exchanged by facsimile transmissions) each of which shall be an original and which together shall constitute one document. Without prejudice to the foregoing, if this Agreement shall initially be exchanged by facsimile transmissions as aforesaid the Parties shall as soon as reasonably possible thereafter arrange for the signature and exchange of original signed copies of this Agreement.